Exhibit 10.39
MERRILL LYNCH & CO., INC.
2007 DEFERRED COMPENSATION PLAN
FOR A SELECT GROUP OF ELIGIBLE EMPLOYEES
DATED AS OF MAY 24, 2006
THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

MERRILL LYNCH & CO., INC.
2007 DEFERRED COMPENSATION PLAN
FOR A SELECT GROUP OF ELIGIBLE EMPLOYEES

MERRILL LYNCH & CO., INC.
2007 DEFERRED COMPENSATION PLAN
FOR A SELECT GROUP OF ELIGIBLE EMPLOYEES
ARTICLE I
GENERAL
1.1	Purpose and Intent.
        The purpose of the Plan is to encourage the employees who are integral to the success of the business of the Company to continue their employment by providing them with flexibility in meeting their future income needs. This Plan is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of ERISA, and all decisions concerning who is to be considered a member of that select group and how this Plan shall be administered and interpreted shall be consistent with this intention.
1.2	Definitions.
        For the purpose of the Plan, the following terms shall have the meanings indicated.
        “Account” means the notional account established on the books and records of ML & Co. for each Participant to record the Participant’s interest under the Plan.
        “Account Balance” means, as of any date, the Deferred Amounts credited to a Participant’s Account, adjusted in accordance with Section 3.4 to reflect the performance of the Participant’s Selected Benchmark Return Options, the Annual Charge, the Debit Balance, (if any) any adjustments in the event of a Capital Call Default, and any payments made from the Account under Article V to the Participant prior to that date.
        “Adjusted Compensation” means the financial advisor incentive compensation, account executive incentive compensation or estate planning and business insurance specialist incentive compensation, in each case exclusive of base salary, earned by a Participant during the Fiscal Year ending in 2007, and payable after January 1, 2007, as a result of the Participant’s production credit level, or such other similar items of compensation as the Administrator shall designate as “Adjusted Compensation” for purposes of this Plan.
        “Administrator” means the Head of Rewards and Recognition Planning for ML & Co., or his or her functional successor, or any other person or committee designated as Administrator of the Plan by the Administrator or the MDCC.
        “Affiliate” means any corporation, partnership, or other organization of which ML & Co. owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.
        “Annual Charge” means the charge to a Participant’s Account provided for in Section 3.4(h).
        “Available Balance” means amounts in a Participant’s Account that are indexed to liquid Benchmark Return Options after the Account’s Debit Balance has been reduced to zero.

        “Benchmark Return Options” means such investment vehicles as the Administrator may from time to time designate for the purpose of indexing Accounts hereunder. In the event a Benchmark Return Option ceases to exist or is no longer to be a Benchmark Return Option, the Administrator may designate a substitute Benchmark Return Option for such discontinued option.
        “Board of Directors” means the Board of Directors of ML & Co.
        “Capital Call” means the periodic demands for funds from a Participant’s Account that will be equal to and occur simultaneously with capital calls made by private equity funds chosen as a return option by the Participant.
        “Capital Call Default” means that there is an insufficient Liquid Balance in the Participant’s Account to fund a Capital Call.
        “Capital Demand Default Adjustment” means the negative adjustment described in Section 3.4 in the number of “units” attributed to a Private Equity Fund Return Options that will be the result of a Capital Call Default.
        “Cash Compensation” means (1) (for VICP eligible employees) salary in the reference year plus VICP earned in the reference year and paid in January or February of the next calendar year or (2) (for Financial Advisors and other employees receiving Adjusted Compensation) base salary plus Adjusted Compensation paid in the reference year.
        “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
        “Company” means ML & Co. and all of its Affiliates.
        “Compensation” means, as relevant, a Participant’s Adjusted Compensation, Variable Incentive Compensation and/or Sign-On Bonus, or such other items or items of compensation as the Administrator, in his or her sole discretion, may specify in a particular instance.
        “Debit Balance” means, as of any date, the dollar amount, if any, representing the accrued aggregate Annual Charge not deducted from the Liquid Balance.
        “Deferral Percentage” means the percentage (which, unless the Administrator, in his or her sole discretion, determines otherwise, shall be in whole percentage increments and not more than 90%) specified by the Participant to be the percentage of each payment of Compensation he or she wishes to defer under the Plan.
        “Deferred Amounts” means, except as provided in Section 5.6, the amounts of Compensation actually deferred by the Participant under this Plan.
        “Election Year” means the 2006 calendar year.
        “Eligible Compensation” means (1) for persons eligible for the Variable Incentive Compensation Program or other similar programs: (A) a Participant’s 2005 base earnings plus (B) any cash bonus awarded in early 2006, and (2) for persons ineligible for such bonus programs, a Participant’s 2005 Adjusted Compensation.
        “Eligible Employee” means an employee eligible to defer amounts under this Plan, as determined under Section 2.1 hereof.

        “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.
        “Excess Deferred Amounts” means the amount, if any, of a Participant’s Deferred Amounts in excess of the lesser of 10% of the Participant’s Compensation or $150,000.
        “Fiscal Month” means the monthly period used by ML & Co. for financial accounting purposes.
        “Fiscal Year” means the annual period used by ML & Co. for financial accounting purposes.
        “Full-Time Domestic Employee” means a full-time employee of the Company paid from the Company’s domestic based payroll (other than any U.S. citizen or “green card” holder who is employed outside the United States).
        “Full-Time Expatriate Employee” means a U.S. citizen or “green card” holder employed by the Company outside the United States and selected by the Administrator as eligible to participate in the Plan (subject to the other eligibility criteria).
        “Income Builder Return Option” means the option of receiving returns hereunder equal to the yield of the Moody’s Long-Term Aa Corporate Bond Yield Average (or its successor). Such yield shall be reset annually as of the last business day of each calendar year, shall remain in effect until the last business day of the following calendar year, and shall be credited annually. If the Moody’s Long-Term Aa Corporate Bond Yield Average is no longer in existence, a new crediting index rate for the Income Builder Return Option will be choosen by the Administrator.
        “Liquid Balance” means, as of any date, the Deferred Amounts credited to a Participant’s Account, not including amounts that represent future commitments to Private Equity Funds adjusted (either up or down) to reflect: (1) the performance of the Participant’s Mutual Fund Return Balances or the Income Builder Return Option, as provided in Section 3.4(f); (2) reduction of any Debit Balance; and (3) any payments to the Participant under Article V hereof.
        “Maximum Deferral” means the whole dollar amount specified by the Participant to be the amount of Compensation he or she elects to be deferred under the Plan.
        “MDCC” means the Management Development and Compensation Committee of the Board of Directors.
        “ML & Co.” means Merrill Lynch & Co., Inc.
        “Moody’s Long-Term Aa Corporate Bond Yield Average” means the average yield-to-maturity of a selection of long-term bonds rated “Excellent” (2nd highest rating) by the Moody’s Investor Service.
        “Mutual Fund Return Options” means the mutual funds chosen as Benchmark Return Options by the Administrator.
        “Net Asset Value” means, with respect to each Benchmark Return Option that is a mutual fund or other commingled investment vehicle for which such values are determined in the normal course of business, the net asset value, on the date in question, of the vehicle for which such value is being determined.
        “Participant” means an Eligible Employee who has elected to defer Compensation under the Plan.

        “Plan” means this Merrill Lynch & Co., Inc. 2007 Deferred Compensation Plan for a Select Group of Eligible Employees.
        “Plan Year” means the Fiscal Year ending in 2007.
        “Private Fund Return Option(s)” means one or more private funds that are chosen by the Administrator to be offered — with such limitations as may be required — to eligible Participants as Benchmark Return Options.
        “Private Fund Unit(s)” means the record-keeping units credited to the Accounts of Participants who have chosen one or more Private Fund Return Options.
        “Retirement” means a Participant’s (i) termination of employment with the Company for reasons other than for cause on or after the Participant’s 65th birthday, or (ii) termination of employment on or after the Participant’s 55th birthday if the Participant has at least 10 years of service.
        “Remaining Deferred Amounts” means the product of a Participant’s Deferred Amounts times a fraction equal to the number of remaining installment payments divided by the total number of installment payments.
        “Remaining Excess Deferred Amounts” means the portion, if any, of a Participant’s Remaining Deferred Amounts attributable to Excess Deferred Amounts.
        “Rule of 60” means a Participant’s termination of employment with the Company for reasons other than cause on or after (A) having completed at least five (5) years of service and (B) reaching any age, that, when added to service with the Company (in each case, expressed as completed years and completed months), equals at least 60; provided that, a Participant shall not qualify for the Rule of 60 if he or she engages in a business which the Administrator, in his or her sole discretion, determines to be in competition with the business of the Company.
        “Selected Benchmark Return Option” means a Benchmark Return Option selected by the Participant in accordance with Section 3.4.
        “Sign-On Bonus” means a single-sum amount paid or payable to a new Eligible Employee during the Plan Year upon commencement of employment, in addition to base pay and other Compensation, to induce him or her to become an employee of the Company, or any similar item of compensation as the Administrator shall designate as “Sign-On Bonus” for purposes of this Plan.
        “Undistributed Deferred Amounts” means, as of any date on which the Annual Charge is determined, a Participant’s Deferred Amounts (exclusive of any appreciation or depreciation) minus, for each distribution to a Participant prior to such date, an amount equal to the product of the Deferred Amounts and a fraction the numerator of which is the amount of such distribution and the denominator of which is the combined Net Asset Value (prior to distribution) of the Participant’s Account as of the date of the relevant distribution.
        “Variable Incentive Compensation” means the variable incentive compensation or office manager incentive compensation that is paid in cash to certain employees of the Company generally in January or February of the Plan Year with respect to the prior Fiscal Year, which for purposes of this Plan is considered earned during the Plan Year regardless of when it is actually paid to the Participant, or such other similar items of compensation as the Administrator shall designate as “Variable Incentive Compensation” for purposes of this Plan.

        “401(k) Plan” means the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan.
ARTICLE II
ELIGIBILITY
2.1	Eligible Employees.
        (a)     General Rule. An individual is an Eligible Employee if he or she (i) is a Full-Time Domestic Employee or a Full-Time Expatriate Employee, (ii) has at least $300,000 of Eligible Compensation for the year prior to the Election Year, and (iii) has attained the title of Vice President or higher.
        (b)     Individuals First Employed During Election Year or Plan Year. Subject to the approval of the Administrator in his or her sole discretion, an individual who is first employed by the Company during the Election Year or the Plan Year is an Eligible Employee if his or her Eligible Compensation, together, if applicable, with the amount of any Variable Incentive Compensation that will be payable to such individual in the next annual bonus cycle pursuant to a written bonus guarantee, is greater than $300,000, and he or she is employed as or is to be nominated for the title of Vice President or higher at the first opportunity following his or her commencement of employment with the Company.
        (c)     Disqualifying Factors. An individual shall not be an Eligible Employee if either (i) as of the deadline for submission of elections specified in Section 3.1(a), the individual’s wages have been attached or are being garnished or are otherwise restrained pursuant to legal process, or (ii) within 13 months prior to the deadline for submission of elections specified in Section 3.1(a), the individual has made a hardship withdrawal of Elective 401(k) Deferrals as defined under the 401(k) Plan.
ARTICLE III
DEFERRAL ELECTIONS; ACCOUNTS
3.1	Deferral Elections.
        (a)     Timing and Manner of Making of Elections. An election to defer Compensation for payment in accordance with Article V shall be made by submitting to the Administrator such forms as the Administrator may prescribe in whatever manner that the Administrator directs. Each election submitted must specify a Maximum Deferral and a Deferral Percentage with respect to each category of Compensation to be deferred. All elections by a Participant to defer Compensation under the Plan must be received by the Administrator or such person as he or she may designate for the purpose by no later than June 30 of the Election Year or, in the event such date is not a business day, the immediately preceding business day; provided, however, that (1) an Eligible Employee’s election to defer a Sign-On Bonus must be part of such Eligible Employee’s terms and conditions of employment agreed to prior to the Eligible Employee’s first day of employment with the Company and (2) an Eligible Employee’s election to defer pursuant to Section 2.1(b) must occur no later than 30 days after his or her first day of employment with the Company.
        (b)     Irrevocability of Deferral Election. Except as provided in Section 5.5, an election to defer the receipt of any Compensation made under Section 3.1(a) is irrevocable once submitted to the Administrator or his or her designee. The Administrator’s acceptance of an election to defer Compensation shall not, however, affect the contingent nature of such Compensation under the plan or program under which such Compensation is payable.

        (c)     Application of Election. The Participant’s Deferral Percentage will be applied to each payment of Compensation to which the Participant’s deferral election applies, provided that the aggregate of the Participant’s Deferred Amounts shall not exceed the Participant’s Maximum Deferral. If a Participant has made deferral elections with respect to more than one category of Compensation, this Section 3.1(c) shall be applied separately with respect to each such category.
3.2	Crediting to Accounts.
        (a)     Initial Deferrals. A Participant’s Deferred Amounts will be credited to the Participant’s Account as soon as practicable (but in no event later than the end of the following month) after the last day of the Fiscal Month during which such Deferred Amounts would, but for deferral, have been paid and will be accounted for in accordance with Section 3.4. No interest will accrue, nor will any adjustment be made to an Account, for the period until the Deferred Amounts are credited.
        (b)     Private Fund Return Options. Upon the closing of any Private Return Option, a Participant’s Account will be credited with a number of units determined by dividing by $1,000 the portion of the Account Balance that the Participant has elected to allocate to the Private Return Option, as of the day prior to the closing date.
3.3	Minimum Requirements for Deferral.
        Notwithstanding any other provision of this Plan, no deferral will be effected under this Plan with respect to a Participant if:
(i)	the Participant is not an Eligible Employee as of December 31, 2006, or

(ii)
the Participant’s election as applied to the Participant’s Variable Incentive Compensation (determined by substituting the Election Year for the Plan Year) or Adjusted Compensation (determined by substituting the Fiscal Year immediately prior to the Fiscal Year ending in the Election Year for the Fiscal Year ending in the Plan Year) would have resulted in an annual deferral of less than $15,000:

provided, that any Participant who first becomes an employee of the Company during the Plan Year shall not be required to satisfy conditions (i) and (ii). Condition (ii) does not require a Participant’s elections to result in an actual deferral of at least $15,000.
3.4	Return Options; Adjustment of Accounts.
        (a)     Selection of Mutual Fund Return Options and Income Builder Return Option. Coincident with the Participant’s election to defer Compensation, the Participant must select the percentage of the Participant’s Account to be adjusted to reflect the performance of Mutual Fund Return Options and the Income Builder Return Option, for use when a Participant’s Account has a Liquid Balance. All elections shall be in multiples of 1%. A Participant may, by complying with such procedures as the Administrator may prescribe on a uniform and nondiscriminatory basis, including procedures specifying the frequency with respect to which such changes may be effected (but not more than 12 times in any calendar year), change the Selected Benchmark Return Options to be applicable with respect to his or her Account. Notwithstanding the foregoing, (i) a Participant may not elect to index more than the lesser of 10% of the Participant’s Compensation or $150,000 to the performance of the Income Builder Return Option, (ii) no amounts initially indexed to the performance of the Income Builder Return Option may subsequently be changed to another Selected Benchmark Return Option, and (iii) no amounts initially indexed to the performance of another Selected Benchmark Return Option may subsequently be changed to the Income Builder Return Option.

        (b)     Selection of Private Fund Return Options. In any year that a Private Fund partnership is offered as a return option, an eligible Participant may select the Private Fund Return Option, provided that the selection of such return option is consistent with the Participant’s payment election under the terms of the Plan and applicable law. Upon the closing of a selected Private Fund Return Option, the selecting Participant will not be able to change his or her selection of such return option. In addition, upon a Capital Call Default with respect to certain Private Fund Return Options, the defaulting Participant may be penalized by having his or her Account adjusted downward in accordance with Section 3.4 (d).
(c)	Adjustment of Income Builder Return Option Balances and Other Special Rules.

(i)
Crediting.  The portion, if any, of a Participant’s Account Balance attributable to the Income Builder Return Option shall be credited annually to reflect the rate of return under such Return Option. Such amounts shall not be reduced by the annual fee.

(ii)
Restatement.  Notwithstanding the foregoing, if a Participant terminates employment with fewer than 5 years of Merrill Lynch service and 12 months of participation in the Plan, the portion of the Participant’s Balances attributable to the Income Builder Return Option shall be restated to reflect crediting for all periods based on the performance of the Merrill Lynch Premier Institutional Money Market Fund Return Option instead of the rate of return under the Income Builder Return Option.

(iii)
Death Benefit.  In the event of a Participant’s death while still employed by the Company, the portion of the Participant’s Account Balance attributable to the Income Builder Return Option shall be credited with an additional investment return calculated as if such portion of the Balances had been credited with the then current rate of return under the Income Builder Return Option until the later of the fifth anniversary of the Participant’s death or the date on which the Participant would have attained age 60. In order for the Participant’s Balances to be eligible for this additional investment return, the Participant must provide consent to the Company (in accordance with rules and procedures established by the Administrator) for the Company to purchase, and be the beneficiary of, one or more insurance policies on the Participant’s life.

        (d)     Adjustment of Mutual Fund Return Balances. While the Participant’s Balances do not represent the Participant’s ownership of, or any ownership interest in, any particular assets, the Balances attributable to Mutual Fund Return Options shall be adjusted to reflect credits or debits relating to distributions from any Private Fund Return Options or chargeoffs against the Debit Balance and to reflect the investment experience of the Participant’s Mutual Fund Return Options in the same manner as if investments or dispositions in accordance with the Participant’s elections had actually been made through the ML Benefit Services Platform and ML II Core Recordkeeping System, or any successor system used for keeping records of Participants’ Accounts (the “ML II System”). In adjusting Accounts, the Participant will give instructions to the ML Benefit Services Platform which will be reflected as credits or debits as of the weekly processing of such instructions through the ML II System. This processing shall control the timing and pricing of the notional investments in the Participant’s Mutual Fund Return Options in accordance with the rules of operation of the ML II System and its requirements for placing corresponding investment orders, as if orders to make corresponding investments or dispositions were actually to be made on the transaction processing date. In connection with the crediting of Deferred Amounts or distributions to the Participant’s Account and distributions from or debits to the Account, appropriate deferral allocation instructions shall be treated as received from the Participant prior to the close of transactions through the ML II System on the relevant transaction processing date. Each Mutual Fund Return Option shall be valued using the Net Asset Value of the Mutual Fund Return Option as of the relevant transaction processing date; provided, that, in valuing a Mutual Fund Return Option for which a Net Asset Value is not computed, the value of the security involved for determining Participants’ rights under the Plan shall be the price reported for actual transactions in that security through the ML II System on the relevant transaction processing date, without giving effect to any transaction charges or costs associated with such transactions; provided, further, that, if there are no such transactions effected through the ML II System on the relevant day, the value of the security shall be:
(i)
if the security is listed for trading on one or more national securities exchanges, the average of the high and low sale prices for that day on the principal exchange for such security, or if such security is not traded on such principal exchange on that day, the average of the high and low sales prices on such exchange on the first day prior thereto on which such security was so traded;

(ii)
if the security is not listed for trading on a national securities exchange but is traded in the over-the-counter market, the average of the highest and lowest bid prices for such security on the relevant day; or

(iii)	if neither clause (i) nor (ii) applies, the value determined by the Administrator by whatever means he considers appropriate in his or her sole discretion.
All debits and charges against a Participant’s Account shall be applied as a pro rata reduction of the portion of the Account Balance indexed to each of the Participant’s Mutual Fund Return Options and to the Income Builder Return Option.
(d)	Adjustments of Private Fund Return Options.

(i)
Whenever a distribution is paid on an actual unit of a Private Fund Return Option, an amount equal to such per unit distribution times the number of units in the Participant’s Account will first be applied against any Debit Balance, as provided in Section 3.4(e), and then, if any portion of such distribution remains after the Debit Balance is reduced to zero, be credited to the Participant’s Account to be indexed initially to ML Premier Institutional Fund and then to the Mutual Fund Return Option(s) chosen by the Participant.

(ii)
In the event of a Capital Call Default, a Participant’s notional investment in the relevant fund will be capped. If this occurs, the number of units represented by the return option will be adjusted downward to reflect a smaller investment.

        (f)     Annual Charge. As of the last day of each Fiscal Year or such earlier day in December as the Administrator shall determine, an Annual Charge of 2.0% of the Participant’s Excess Deferred Amounts (exclusive of any appreciation or depreciation determined under Section 3.4 (f) or 3.4(g)) shall be applied to reduce the Account Balance.
(i)
In the event that all or any portion of the Account Balance is indexed to a Benchmark Return Option with less than daily liquidity, the Annual Charge, if any, will accrue as a Debit Balance and be paid out of future amounts credited to the Account Balance.

(ii)
In the event that the Participant elects to have the Account Balance paid in installments, the Annual Charge, if any, will be charged on the Remaining Excess Deferred Amounts after giving effect to the installment payments.

(iii)
In the event that the Account Balance is paid out completely during a Fiscal Year prior to the date upon which the Annual Charge is assessed, a pro rata Annual Charge will be deducted from amounts to be paid to the Participant to cover that fraction of the

Fiscal Year that Excess Deferred Amounts (or Remaining Excess Deferred Amounts in the case of installment payments) were maintained hereunder. The Annual Charge shall be applied as a pro rata reduction of the portion of the Account Balance indexed to each of the Participant’s Selected Benchmark Return Options. In applying the Annual Charge, the pricing principles set forth in Section 3.4(f) will be followed.

        (g)     Rollover Option. In the discretion of the Administrator or a designee, additional Benchmark Return Options, including illiquid Return Options, may be offered to all Participants under the Plan or to a more limited group of Participants. In such event, Participants will be allowed, in such manner as the Administrator shall determine, to elect that all or a portion of Account Balances be indexed to such Benchmark Return Options. With respect to Benchmark Return Options that do not provide liquidity: (A) except as otherwise provided under the Plan and applicable law, payments under Article V will be made in accordance with a Participant’s election at the time of the Participant’s original deferral; (B) Participants may be limited in their ability to elect, change or continue their Benchmark Return Options in accordance with such terms and conditions as the Administrator or a designee may determine; and (C) the Annual Charge shall be accrued on Excess Deferred Amounts and paid, when possible, upon liquidation of all or any portion of the Benchmark Return Option, provided that no payment shall be made to a Participant under Article V hereof until all accrued Annual Charges have been paid.
ARTICLE IV
STATUS OF DEFERRED AMOUNTS AND ACCOUNT
4.1	No Trust or Fund Created; General Creditor Status.
        Nothing contained herein and no action taken pursuant hereto will be construed to create a trust or separate fund of any kind or a fiduciary relationship between ML & Co. and any Participant, the Participant’s beneficiary or estate, or any other person. Title to and beneficial ownership of any funds represented by the Account Balance will at all times remain in ML & Co.; such funds will continue for all purposes to be a part of the general funds of ML & Co. and may be used for any corporate purpose. No person will, by virtue of the provisions of this Plan, have any interest whatsoever in any specific assets of the Company. TO THE EXTENT THAT ANY PERSON ACQUIRES A RIGHT TO RECEIVE PAYMENTS FROM ML & CO. UNDER THIS PLAN, SUCH RIGHT WILL BE NO GREATER THAN THE RIGHT OF ANY UNSECURED GENERAL CREDITOR OF ML & CO.
4.2	Non-Assignability.
        The Participant’s right or the right of any other person to the Account Balance or any other benefits hereunder cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of beneficiary under this Plan, by written will, or by the laws of descent and distribution.
4.3	Effect of Deferral on Benefits Under Pension and Welfare Benefit Plans.
        The effect of deferral on pension and welfare benefit plans in which the Participant may participate will depend upon the provisions of each such plan, as amended from time to time.

ARTICLE V
PAYMENT OF ACCOUNT
5.1	Manner of Payment.
        A Participant’s Account Balance will be paid by the Company, as elected by the Participant at the time of his or her deferral election, either in a single payment to be made, or in the number of annual installments (not to exceed 15) chosen by the Participant to commence, (i) in the month following the month of the Participant’s Retirement or death, (ii) in any month and year selected by the Participant after the end of 2007, or (iii) in any month in the calendar year following the Participant’s Retirement; provided that, if a Participant’s election would result in payment (in the case of a single payment) or commencement of payment (in the case of installment payments) after the Participant’s 70th birthday, then, notwithstanding the Participant’s elections, the Company will pay, or commence payment of, the Participant’s Account Balance in the month following the Participant’s 70th birthday unless the Participant continues to be an active full time employee at such time, in which case the Company will pay, or commence payment of, the Participant’s Account Balance in the month following the Participant’s cessation of active service (to the extent payment has not already been made or commenced). The amount of each annual installment, if applicable, shall be determined by multiplying the Account Balance as of the last day of the month immediately preceding the month in which the payment is to be made by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments (including the installment payment to be made). Notwithstanding the foregoing, if a Participant indexes any portion of his or her Account Balance to the Income Builder Return Option, the Participant may make separate payment elections with respect to the portion of his or her Account Balance indexed to the Income Builder Return Option and the remainder of such Account Balance.
5.2	Termination of Employment.
        (a)     Death, Retirement, Rule of 60. Subject to Section 5.2(b)(2), upon a Participant’s death or Retirement (as defined in this Plan), or termination when the Participant complies with the Rule of 60 (as defined in this Plan) prior to payment, the Account Balance will be paid, in accordance with the Participant’s elections and as provided in Section 5.1, to the Participant or to the Participant’s beneficiary (in the event of death); provided, however, that (1) in the event that the Participant enters into competition with the business of Merrill Lynch, he or she will not be eligible for Retirement or Rule of 60 treatment under this Section 5.2 (a), and (2) in the event that a beneficiary of the Participant’s Account is the Participant’s estate or is otherwise not a natural person, the applicable portion of the Account Balance will promptly be paid in a single payment to such beneficiary notwithstanding any election of installment payments.
(b)      Other Termination of Employment; Treatment of Key Employees
        (1)     Subject to Section 5.2(b)(2), if a Participant’s employment terminates at any time for any other reason than those described in Section 5.2(a), then, notwithstanding the Participant’s elections hereunder, any Available Balance will be paid to the Participant in a single payment in the month following the month of the Participant’s termination.
        (2)     If a Participant’s employment terminates at any time while the Participant constitutes a specified employee within the meaning of section 409A of the Code, then, notwithstanding the Participant’s elections hereunder, any Available Balance will be paid to the Participant (or to the Participant’s beneficiary, in the event of death) in a single payment in the month following the earlier of (i) the six-month anniversary of the Participant’s termination or (ii) the month of the Participant’s death.

        (c)     Leave of Absence, Transfer or Disability. The Participant’s employment will not be considered as terminated if the Participant (1) is on an approved leave of absence; (2) transfers or is transferred but remains in the employ of the Company or an unconsolidated affiliate; or (3) is eligible to receive disability payments under the ML & Co. Basic Long-Term Disability Plan.
5.3	Withholding of Taxes.
        ML & Co. will deduct or withhold from any payment to be made or deferred hereunder any U.S. Federal, state or local or foreign income or employment taxes required by law to be withheld or require the Participant or the Participant’s beneficiary to pay any amount, or the balance of any amount, required to be withheld.
5.4	Beneficiary.
        (a)     Designation of Beneficiary. The Participant may designate, in a writing delivered to the Administrator or his or her designee before the Participant’s death, a beneficiary to receive payments in the event of the Participant’s death. The Participant may also designate a contingent beneficiary to receive payments in accordance with this Plan if the primary beneficiary does not survive the Participant. The Participant may designate more than one person as the Participant’s beneficiary or contingent beneficiary, in which case (i) no contingent beneficiary would receive any payment unless all of the primary beneficiaries predeceased the Participant, and (ii) the surviving beneficiaries in any class shall share in any payments in proportion to the percentages of interest assigned to them by the Participant.
        (b)     Change in Beneficiary. The Participant may change his or her beneficiary or contingent beneficiary (without the consent of any prior beneficiary) in a writing delivered to the Administrator or his or her designee before the Participant’s death. Unless the Participant states otherwise in writing, any change in beneficiary or contingent beneficiary will automatically revoke prior such designations of the Participant’s beneficiary or of the Participant’s contingent beneficiary, as the case may be, under this Plan only; and any designations under other deferral agreements or plans of the Company will remain unaffected.
        (c)     Default Beneficiary. In the event that a Participant does not designate a beneficiary, or no designated beneficiary survives the Participant, the Participant’s beneficiary shall be the Participant’s surviving spouse, if the Participant is married at the time of his or her death and not subject to a court-approved agreement or court decree of separation, or otherwise the person or persons designated to receive benefits on account of the Participant’s death under the ML & Co. Basic Group Life Insurance Plan (the “Life Insurance Plan”). However, if an unmarried Participant does not have coverage in effect under the Life Insurance Plan, or the Participant has assigned his or her death benefit under the Life Insurance Plan, any amounts payable to the Participant’s beneficiary under the Plan will be paid to the Participant’s estate.
        (d)     If the Beneficiary Dies During Payment. If a beneficiary who is receiving or is entitled to receive payments hereunder dies after the Participant dies, but before all the payments have been made, the portion of the Account Balance to which that beneficiary was entitled will be paid as soon as practicable in one lump sum to such beneficiary’s estate and not to any contingent beneficiary the Participant may have designated.
5.5	Distributions Upon Unforeseeable Emergency.
        ML & Co. has the sole discretion, but shall not be required, to pay to the Participant, on such terms and conditions as the Administrator may establish, such part or all of the Participant’s Account Balance as the Administrator determines, based upon substantial evidence submitted by the

Participant, is necessary to alleviate an unforeseeable emergency of the Participant. An unforeseeable emergency is defined as a severe financial hardship to the Participant (i) resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code, (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amount of the distribution shall not exceed the amount needed to satisfy the emergency plus taxes reasonably anticipated as a result of the distribution. A distribution shall not be allowed to the extent that the hardship may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship). Such payment will be made only at the Participant’s written request and with the express approval of the Administrator and will be made on the date selected by the Administrator in his or her sole discretion. The balance of the Account, if any, will continue to be governed by the terms of this Plan.
5.6	Domestic Relations Orders.
        Notwithstanding the Participant’s elections hereunder, ML & Co. will pay to, or to the Participant for the benefit of, the Participant’s spouse or former spouse the portion of the Participant’s Account Balance specified in a valid court order entered in a domestic relations proceeding involving the Participant’s divorce or legal separation. Such payment will be made in a lump sum and net of any amounts the Company may be required to withhold under applicable federal, state or local law. After such payment, references herein to the Participant’s “Deferred Amounts” (except for purposes of determining the Annual Charge applicable to any remaining Account Balance) shall mean the Participant’s original Deferred Amounts times an amount equal to one minus a fraction, the numerator of which is the gross amount (prior to withholding) paid pursuant to the order, and the denominator of which is the Participant’s Account Balance immediately prior to payment.
5.7	No Actions Permitted that Would Cause Constructive Receipt or Violate Section 409A of the Code.
        Notwithstanding any provision of the Plan to the contrary, no deferral election, payment election, modification of any election under the Plan or other action with respect to the Plan shall be permitted to the extent that such election, modification or other action would violate any requirement of section 409A of the Code or would cause any Participant or Beneficiary to be in constructive receipt of any amount hereunder.
ARTICLE VI
ADMINISTRATION OF THE PLAN
6.1	Powers of the Administrator.
        The Administrator has full power and authority to interpret, construe and administer this Plan so as to ensure that it provides deferred compensation for the Participants as members of a select group of management or highly compensated employees within the meaning of Title I of ERISA. The Administrator’s interpretations and construction hereof, and actions hereunder, including any determinations regarding the amount or recipient of any payments, will be binding and conclusive on all persons for all purposes. The Administrator will not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her willful misconduct or lack of good faith. The Administrator may designate persons to carry out the specified responsibilities of the Administrator and shall not be liable for any act or omission of a person as designated.

6.2	Grantor Trust.
        Creation of Trust. The Administrator shall be empowered (but shall not be required) to create a grantor trust to hold assets representing the amounts deferred under this Plan on such terms and conditions as the Administrator shall approve. The trustee of the grantor trust shall be a party unaffiliated with the Company.
6.3	Payments on Behalf of an Incompetent.
        If the Administrator finds that any person who is entitled to any payment hereunder is a minor or is unable to care for his or her affairs because of disability or incompetency, payment of the Account Balance may be made to anyone found by the Administrator to be the committee or other authorized representative of such person, or to be otherwise entitled to such payment, in the manner and under the conditions that the Administrator determines. Such payment will be a complete discharge of the liabilities of ML & Co. hereunder with respect to the amounts so paid.
6.4	No Right of Set-Off.
        Unless specifically authorized by a Participant, the Company shall have no right of set-off with respect to any Participant’s Account Balances or Account under the Plan and unless so authorized, the Company shall not withhold any sums owed to a Participant under the Plan.
6.5	Corporate Books and Records Controlling.
        The books and records of the Company will be controlling in the event that a question arises hereunder concerning the amount of Adjusted Compensation, Incentive Compensation, Sign-On Bonus, Eligible Compensation, the Deferred Amounts, the Account Balance, the designation of a beneficiary, or any other matters.
ARTICLE VII
MISCELLANEOUS PROVISIONS
7.1	Litigation.
        The Company shall have the right to contest, at its expense, any ruling or decision, administrative or judicial, on an issue that is related to the Plan and that the Administrator believes to be important to Participants, and to conduct any such contest or any litigation arising therefrom to a final decision.
7.2	Headings Are Not Controlling.
        The headings contained in this Plan are for convenience only and will not control or affect the meaning or construction of any of the terms or provisions of this Plan.
7.3	Governing Law.
        To the extent not preempted by applicable U.S. Federal law, this Plan will be construed in accordance with and governed by the laws of the State of New York as to all matters, including, but not limited to, matters of validity, construction, and performance.

7.4	Amendment and Termination.
        ML & Co., through the Administrator, reserves the right to amend or terminate this Plan at any time, except that no such amendment or termination shall adversely affect the right of a Participant to his or her Account Balance (as reduced by the Annual Charge or the Debit Balance, as set forth in Section 3.4) as of the date of such amendment or termination.